EXHIBIT 21.1 - LIST OF SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary                               State of Incorporation
------------------                               ----------------------
1)  RF Microsystems, Inc.                        California

2)  Fairfax Communications, Ltd.                 United Kingdom

3)  Integrated Systems Control, Inc.             Virginia